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                                                                  Exhibit B-4


                             TPG PARTNERS III, L.P.
                           201 MAIN STREET, SUITE 2420
                             FORT WORTH, TEXAS 76102


                                                     May 17, 2000


Board of Directors
Petco Animal Supplies, Inc.
9125 Rehco Road
San Diego, California 92121

Ladies and Gentlemen:

                  This letter sets forth the commitment of TPG Partners III, L.P. ("TPG"), subject to the terms and conditions contained herein, to purchase certain securities of BD Recapitalization Corp. ("MERGERSUB") in connection with the recapitalization (the "RECAPITALIZATION") of Petco Animal Supplies, Inc. (the "COMPANY"). The Recapitalization will occur under the Agreement and Plan of Merger, dated as of even date herewith (the "MERGER AGREEMENT"), pursuant to which MergerSub will merge with and into the Company, with the Company as the surviving entity. Unless otherwise defined herein, all capitalized terms used herein shall have the meanings set forth in the Merger Agreement.

                  1. COMMITMENT. TPG hereby commits, subject to the terms and conditions set forth herein, to purchase, upon the consummation of the Merger, common stock and preferred stock of MergerSub (the "EQUITY SECURITIES") for consideration of up to $92,500,000, which Equity Securities shall represent at least a 50% equity interest in MergerSub immediately prior to the Merger. TPG may effect its purchase of the Equity Securities directly or indirectly through one or more affiliated entities.

                  2. CONDITIONS. TPG's commitment hereunder to purchase the Equity Securities shall be subject to compliance with the terms of the Merger Agreement by the parties thereto, satisfaction of each of the conditions to MergerSub's obligations to consummate the transactions under the Merger Agreement, MergerSub's receipt of the Financing on the terms set forth in the Financing Letters, and consummation of the Merger.

                  3. SOLE BENEFICIARY. TPG's commitment hereunder is provided for your sole benefit and shall not benefit, be disclosed to, or be assigned to, any other party without our written consent, except that the terms of this letter may be disclosed (i) to your accountants, attorneys, investment banks and other advisors or (ii) as required by law or legal process.

                  4. NO MODIFICATION; ENTIRE AGREEMENT. No modification of this letter shall be binding upon or enforceable against TPG without the written approval of TPG. This agreement


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represents the entire agreement between us with respect to the matters set forth herein, and shall replace and supersede any and all discussions and written communications regarding such matters.

                  5. COUNTERPARTS. This letter may be executed in counterparts, each of which, when so executed, shall be deemed to be an original and all of which taken together shall constitute one and the same agreement.

                  6. GOVERNING LAW; CONSENT TO JURISDICTION; WAIVER OF JURY TRIAL. (a) The terms of this letter shall be governed by the laws of the State of New York applicable to contracts made and to be performed in such state.

                  (b) Any dispute arising under or with respect to this letter or the subject matter hereof shall be brought exclusively in the state or federal courts located in the State of New York, New York County.

                  (c) Each party hereto waives all right to trial by jury in any action, proceeding and counterclaim (whether based upon contract, tort or otherwise) related to or arising out of this letter, any of the transactions contemplated hereby or TPG's commitment hereunder.

                  7. TERMINATION. TPG's commitment hereunder shall terminate contemporaneously with the termination or expiration of the Merger Agreement, but in any event on November 1, 2000 (or if earlier, the Terminal Date), if the Merger has not been consummated by such date.


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                  If the terms of this letter are acceptable to you, please
indicate by signing below and returning a copy of this letter to us.

                                         Sincerely,

                                         TPG PARTNERS III, L.P.

                                         By:  TPG GenPar III, L.P.,
                                              General Partner

                                         By:  TPG Advisors III, Inc.
                                              General Partner

                                         By:  /s/ Jonathan J. Coslet
                                            -------------------------------
                                            Name:  Jonathan Coslet
                                            Title:  Vice President



Agreed to and accepted:

Petco Animal Supplies, Inc.



By:  /s/ James M. Myers
   -----------------------------------
   Name:  James Myers
   Title: Senior VP & CFO


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